Exhibit 10.21
December 2, 2005
Mr. Pete Schenkel
4231 Belclaire Avenue
Dallas TX 75205
Dear Pete:
I am pleased to formalize our discussions regarding your continuing role with Dean Foods Dairy Group (the “Dairy Group”). Effective January 1, 2006, Alan Bernon will succeed you as President of the Dairy Group, reporting directly to me. At that time, subject to the conditions stated herein, you will assume the role of Vice Chairman of Dean Foods Company (the “Company”) (“Vice Chairman”) for a two-year period, reporting to me.
During the period commencing January 1, 2006 through your Resignation Date (as defined below), as Vice Chairman, your responsibilities will include the following:
•	Actively and fully supporting the transition to the new Dairy Group President

•	Participating in the Dairy Group annual budgeting process

•	Assisting in the organizational design and development of the Dairy Group

•	Assisting in the development of strategic plans for increasing operating income in the Dairy Group

•	Supporting the recruitment/development of leadership talent at the Dairy Group headquarters and regional levels necessary to meet and exceed customer expectations over the next decade

•	Transitioning of key customer/supplier relationships to the new President and other Dairy Group personnel

•	Reporting, together with the Dairy Group President, on a regular basis to me, and on a quarterly basis to the Board of Directors, regarding transition progress

•	Presiding over meetings of the Board of Directors, if the Chairman is unable to preside or is unavailable; and

•	Carrying out such other duties consistent with the foregoing as may be requested by the Chief Executive Officer or Chairman of the Board of the Company, and such other duties generally expected of executive officers of the Company.

Mr. Pete Schenkel
December 2, 2005

Except as otherwise provided below, you shall continue as Vice Chairman of Dean Foods through December 31, 2007, at which date you shall resign as Vice Chairman and as an employee of Dean Foods. You may elect to resign as Vice Chairman and as an employee at any earlier date that you shall elect by providing Dean Foods at least 10 days’ prior written notice of your resignation and retirement. For purposes of this agreement, the date on which you retire (whether December 31, 2007 or any earlier date that you shall elect pursuant to the immediately preceding sentence) shall be called your “Resignation Date.”
During the period from your Resignation Date to December 31, 2009, you will serve as an independent contractor providing services to the Company as a senior advisor, pursuant to the terms of the Independent Contractor and Noncompetition Agreement (“Noncompetition Agreement”) to be executed along with this agreement. In connection with your resignation, you shall execute such documents to effect such resignation or provide other evidence of such action as the Company may reasonably request from time to time. Your stock options and restricted or deferred stock or stock units or other equity awards (collectively, “Prior Equity Compensation Grants”), granted or awarded before January 2006, will fully vest on your Resignation Date, which shall be treated as a qualifying retirement for the purposes of such awards and the applicable equity plans, in accordance with their terms subject to any earlier vesting that may occur in accordance with the terms and conditions of the Prior Equity Compensation Grants or under the Change in Control Agreement entered into by and between you and Dean Foods, dated as of January 1, 2003 (the “Change in Control Agreement”).
Base Salary
For your services as Vice Chairman during the period from January 1, 2006 through December 31, 2006 (or, if earlier, your Resignation Date), you will be paid an annual base salary at the rate of $500,000. If your Resignation Date has not occurred prior to January 1, 2007, for the period from January 1, 2007 through December 31, 2007 (or, if earlier, your Resignation Date), you will be paid an annual base salary at the rate of $350,000.
Annual Bonus Opportunity
For each of 2006 and 2007, your target bonus will be equal to 50% of your annual salary. If you elect a Resignation Date prior to December 31, 2007, your annual bonus for the year in which you resign will be pro-rated to reflect your actual period of employment during such year. Payment of any annual bonus will be subject to the achievement of certain operating and other individual targets to be established by our Board of Directors and our Compensation Committee. In each year, you will have the opportunity to earn up to 200% of your targeted bonus (for service for the full calendar year) if operating and individual targets are exceeded by specified amounts or percentages established by the Compensation Committee.
Stock Options and Restricted Stock
In January 2006, you will be granted stock options having a value of not less than $3,200,000 (the “2006 Options”). The value of such 2006 Options shall be determined by the Compensation Committee based on the Black Scholes value of the 2006 Options or such other practices and policies that it shall utilize

Mr. Pete Schenkel
December 2, 2005

with respect to the administration of the Company’s equity compensation plans for senior executive officers of the Company. The agreements evidencing the 2006 Options will be in a form consistent with the forms used for other senior executives of the Company generally and with the terms of this agreement. Notwithstanding anything else contained herein to the contrary, the 2006 Options will be the sole additional long-term incentive that will be granted or awarded to you in respect of your continuing services hereunder.
The exercise price of the 2006 Options will be the Fair Market Value (as defined below) of Dean Foods stock on the date preceding the date of grant. “Fair Market Value” shall mean the last reported sale price (on the date immediately preceding the date of determination) of shares of Dean Foods common stock on the New York Stock Exchange (or any national exchange or Nasdaq National Market that the common stock may be primarily listed on at the relevant time of determination).
Subject to your compliance with the Noncompetition Agreement referenced below (except in such case where your compliance with Sections 5 and 6 of the Noncompetition Agreement is not required under the Noncompetition Agreement), the 2006 Options will vest in equal installments over a period of five (5) years, beginning on the first anniversary date of the grant and fully vesting by the fifth anniversary of the date of grant, subject to the terms of this agreement and to any earlier vesting that may occur under the terms and conditions of such 2006 Options or the Change in Control Agreement. Any portion of the 2006 Options which become vested on or prior to your termination of employment or the expiration of this agreement, shall remain exercisable for a period of no less than twelve (12) months (or more as provided in the applicable agreement or plan) following your termination of employment or the expiration of this agreement, unless the termination is effected by the Company for Cause (as defined below) (and, in such case, such vested 2006 Options shall remain exercisable only for such period as is generally permitted under the applicable agreement or plan). If your employment is terminated for Cause, any such unvested 2006 Options shall be forfeited by you without any payment therefor on the effective date of such termination.
Your Prior Equity Compensation Grants will become vested and exercisable in accordance with their terms and, except to the extent that this agreement confirms that your resignation at your Resignation Date shall be a qualifying retirement in accordance with the terms of such Prior Equity Compensation Grants, this agreement shall have no effect on your rights and obligations under such Prior Equity Compensation Grants.
Management Deferred Compensation Plan
You will be eligible to participate in the Deferred Compensation Plan through your Resignation Date, provided such plan remains in effect. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.
Other Benefits
Through your Resignation Date, you will also be eligible to participate in all employee benefit plans, programs and arrangements, including continued payment of individual life and disability insurance

Mr. Pete Schenkel
December 2, 2005

costs, to the extent made available to our senior executives or our employees, on the same terms and conditions as other senior executives.
You will also be entitled, consistent with that currently provided you, to the following: vacation, a continued car allowance, reimbursement of expenses, club membership, office and secretarial assistance, and other perquisites and benefits currently provided to you by the Company, through your Resignation Date. Dean Foods will also pay for your attorneys’ fees related to the negotiation of this agreement. Each of (i) your existing Executive Medical Agreement, as amended, entered into with Southern Foods Group, L.P. (the “Executive Medical Agreement”) and (ii) your Indemnification Agreement dated February 21, 2003 entered into with Dean Foods Company (the “Indemnification Agreement”) will remain in full force and effect in accordance with their terms. Without limiting the generality of the foregoing, the Company agrees that you shall be an agent of the Company during the period following your Resignation Date during which you are available to provide services as a senior advisor, and that, accordingly, such Indemnification Agreement will continue to apply during such period in accordance with its terms. Nothing in this agreement is intended to modify or amend either the Executive Medical Agreement or the Indemnification Agreement in any respect.
Termination of Employment
Dean Foods may terminate your employment hereunder at any time for Cause or without Cause; provided that in no event may the Company terminate your employment without Cause prior to March 31, 2006. You may terminate your employment hereunder for Good Reason.
As used herein, the term “Cause” shall mean: (a) your failure to perform the duties contemplated herein which failure shall continue for 30 days after written notice specifying the facts supporting such failure is delivered to you; (b) your breach of your obligations set forth in the Noncompetition Agreement; (c) your conviction of any crime deemed by Dean Foods to make your continued employment untenable; (d) you commit an act of gross negligence or willful misconduct in connection with your employment with Dean Foods or any of its affiliates that has caused or could be reasonably expected to result in material injury to the business or reputation of Dean Foods; (e) you commit any act of dishonesty relating to Dean Foods or any of its affiliates, its employees, agents or other representatives; or (f) you fail to comply with the Dean Foods Code of Ethics. In each case, any termination for Cause will not be effective unless the Board has provided you, and you have received (i) at least 10 business days advance written notice of the Board’s intention to terminate you for Cause with a detailed explanation of the facts supporting the same, including any particular act or acts or failure to act that the Board considers “Cause,” and, (ii) an opportunity to appear in person before the Board to discuss any such termination. No act or omission shall constitute the basis of a termination for Cause if such act or omission is taken or omitted at the request of the Board or another executive officer of Dean Foods, or is based upon the advice of counsel to Dean Foods.
If at any time after you execute this agreement, and prior to your Resignation Date, your employment is terminated for “Cause”: (1) you will be paid any accrued and any unpaid base salary through the date of termination (but no other severance or other payment will be made under this agreement), and any unvested portion of your 2006 Options will be automatically terminated; (2) any portion of your 2006 Options which is or which becomes vested prior to your termination for “Cause” shall remain

Mr. Pete Schenkel
December 2, 2005

exercisable for the period specified above; (3) you shall have no obligation to provide the Company with the Senior Advisory Services, as defined in the Noncompetition Agreement following your termination of employment, and the Company shall have no obligation to pay you Senior Advisory Services Fees, as defined in the Noncompetition Agreement, or to continue thereafter any of the benefits pursuant to Section 2 of that Agreement that would have otherwise been made available to you following your Resignation Date and through December 31, 2009, but both parties shall otherwise be obligated to perform under the terms of the Noncompetition Agreement.
If, at any time after you execute this agreement, and prior to your Resignation Date, you terminate your employment for Good Reason or the Company terminates your employment for any reason other than for “Cause”: (1) you will receive a lump sum severance payment equal to the base salary and target bonuses to which you would otherwise have been entitled through December 31, 2007 and the payments that would have been payable to you through December 31, 2012 under the Noncompetition Agreement, less lawful deductions, (2) any unvested portion of your 2006 Options will continue to vest in equal installments after your termination of employment, and shall remain exercisable for a period of no less than twelve (12) months from their vest date, and (3) you will be paid your accrued and any unpaid base salary and target bonus through the date of termination.
You will be required to execute a release of all claims, in a form substantially similar to that customarily required by the Company in connection with the involuntary termination of employment of a senior executive of the Company, in order to receive the severance pay and continued vesting of equity based awards outlined above in connection with a termination of your employment by the Company without Cause or by you for Good Reason. Notwithstanding anything in the immediately preceding sentence or the form of release to the contrary, nothing in such release shall modify, limit, extend, impair or otherwise amend the rights, duties and obligations of the parties under the Noncompetition Agreement.
You may terminate your employment under this agreement for Good Reason upon thirty (30) days written notice, stating the reasons for the Good Reason and the facts supporting the same. As used herein, the term “Good Reason” means: (a) transfer of your principal place of employment from Dallas, Texas; (b) any reduction in your base salary or annual bonus opportunity (other than as expressly contemplated by this agreement), or any other failure of the Company to pay you your base salary or any earned bonuses, (c) the failure of Dean Foods to grant you the stock options to be granted hereunder in January 2006, or to pay you, within 30 days following the due date thereof, any amounts required to be paid to you under this agreement or the Noncompetition Agreement or (d) the failure of any successor in interest to the Company, including, without limitation, any purchaser of substantially all of the assets of the Company, expressly to agree to perform the Company’s obligations hereunder.
This agreement will terminate automatically upon your death. Upon termination of this agreement because of your death, your estate shall become fully vested in all of the 2006 Options, and all such 2006 Options will become exercisable as of the date of your death, and your estate (or any person or entity that acquires the right to exercise the 2006 Options by bequest or inheritance) shall have a minimum of twelve (12) months to exercise the 2006 Options. Your estate will also be paid any of your accrued and unpaid base salary and target bonuses.

Mr. Pete Schenkel
December 2, 2005

Other Matters
Code of Ethics. As you know, you are required to comply with the Dean Foods Code of Ethics as a condition of employment. You are required to sign the Compliance Certificate contained within the Code of Ethics at the time your employment in your new position begins and periodically thereafter.
Noncompetition. In order to induce the Company to enter into this agreement, to make the commitments set forth herein with regard to your continued employment and the compensation payable to you for your services pursuant to this agreement and to allow you to continue to vest after the termination of your employment (subject to the terms and conditions set forth above) in any portion of the 2006 Options that is not vested at the termination of your employment, you agree to execute, simultaneously with the execution hereof, the attached Independent Contractor and Noncompetition Agreement (previously identified as the “Noncompetition Agreement”).
Governance Matters. Your term as a member of the Board is scheduled to expire at the Annual Meeting of Shareholders to be held in May 2006. In light of your tenure in the industry and your experience as President of the Dairy Group, I believe it is appropriate for you to continue to serve on the Board. Accordingly, I intend to recommend that the Governance Committee nominate you for reelection by our shareholders to the Board when your current term expires, and that you assume the position of Vice Chairman of Dean Foods. However, all decisions as to nominations to the Board are and will continue to be made by the Governance Committee of the Board. In the event you are not nominated or elected to the Board as Vice Chairman of Dean Foods for any reason other than because of a termination for Cause described above or your termination of your employment other than for Good Reason, this agreement will remain in full force and effect and, for purposes of your compensation, benefits, perquisites, and the terms of this agreement, you will be considered an employee of Dean Foods serving in a senior advisory capacity for the period from the date your term as a director expires to your Resignation Date; provided that this sentence shall not operate to cause any reduction in the compensation, benefits, perquisites, and benefits of the terms of this agreement (other than as expressly otherwise contemplated hereby).
Arbitration. We both agree that any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection. The arbitration will take place in Dallas, Texas. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the arbitrator finds that the Company is liable for any payments under this agreement, any such payments shall be made promptly (but not more that 10 business days) following the entering of such decision, with interest thereon from the date such payments should have been made hereunder to the date of such payment, at the prime rate specified in The Wall Street Journal for the date on which such payment was otherwise due, plus 1%. The arbitration proceedings, any record of the same, and the award shall be confidential. This provision and any decision and award hereunder is governed by and enforceable under the Federal Arbitration Act.

Mr. Pete Schenkel
December 2, 2005

This agreement (i) shall be deemed to have been made in and shall be construed in accordance with and governed in all respects by the laws of the State of Texas; (ii) shall not be assigned by any party hereto without the consent of the other party hereto; (iii) may not be waived, amended or modified except by a written agreement executed by both parties hereto; (iv) may be executed in counterpart or by facsimile, each of which shall constitute an original, and all of which, when taken together, shall constitute one agreement. If any portion of this agreement shall be held invalid by a court of competent jurisdiction, the validity of the remainder of this agreement shall not be affected. This agreement shall be binding on, and enforceable against, all successors and assignees of Dean Foods.
This agreement sets forth the entire understanding of the parties hereto and supersedes all other agreements, oral or written, between the parties relating to the subject matter hereof, except (i) your existing Executive Medical Agreement, (ii) the Change in Control Agreement, (iii) the Indemnification Agreement, (iv) all agreements and other documents which evidence the Prior Equity Compensation Grants (“Prior Equity Grant Agreements”), and (v) the Noncompetition Agreement, and all such agreements will remain in full force and effect in accordance with their terms, provided, however, that this agreement and the Change in Control Agreement shall not be construed to provide you with duplicative severance and other termination benefits (that is, in the event of a Change in Control, as defined in the Change of Control Agreement, you shall be provided the benefits as stated in Section 2 of the Change in Control Agreement).
Conclusion
Pete, I cannot thank you enough for the lasting contributions you have made to our Company. I look forward to working with you through this transition as we ensure that we are well positioned for the future. If you agree that the foregoing sets forth our understanding of the terms and conditions of your continuing employment with the Company for the periods set forth herein, please sign both copies of this agreement where indicated below and return one copy to me (keeping one for your records), and this agreement shall be and become a binding agreement between you and the Company.
DEAN FOODS COMPANY

By: Gregg L. Engles
Chairman of the Board and Chief Executive Officer
Agreed and accepted:

Pete Schenkel
December 2, 2005
Enclosures